Exhibit 5.1

May 6, 2016

Cerus Corporation

2550 Stanwell Drive

Concord, CA 94520

Ladies and Gentlemen:

We have acted as counsel to Cerus Corporation, a Delaware corporation (the “Company”), in connection with the offering of up to $70,000,000 of shares of the Company’s common stock, par value $0.001 (the “Shares”), and the preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to that certain Rights Agreement, dated as of November 3, 1999, as amended (the “Rights Agreement”), between the Company and Wells Fargo Bank, N.A. as rights agent (the “Rights Agent”), pursuant to the Registration Statement on Form S-3 (File No. 333-198005) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on August 8, 2014, amended November 10, 2014 and declared effective by the Commission on November 12, 2014 (the “Registration Statement”), the related prospectus dated November 12, 2014, included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company in accordance with the Controlled Equity OfferingSM Sales Agreement, dated August 31, 2012, as amended on March 21, 2014 and May 5, 2016, between the Company and Cantor Fitzgerald & Co. (as amended, the “Sales Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, the Sales Agreement and the Rights Agreement, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

This opinion assumes, with your consent, that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and that the Company’s Board of Directors (the “Board”) has acted in accordance with its fiduciary duties in adopting the Rights Agreement. This opinion does not address whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cerus Corporation

May 6, 2016

Page Two

Further, we have assumed that no more than 12,433,392 Shares will be sold, based on a sale price of $5.63 per share, representing the last reported sale price of the Company’s common stock on The NASDAQ Global Market on May 5, 2016.

With respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company cause outstanding securities to be convertible for more shares of common stock than the number that remain authorized but unissued.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Rights, subject to approval of each issuance by the Company’s board of directors or a duly authorized committee thereof, when sold and issued against payment therefor in accordance with the Sales Agreement, the Registration Statement and the Prospectus, will be validly issued, and the Shares fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Sincerely,

Cooley LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM